As filed with the Securities and Exchange Commission on March 7, 2013.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LNB Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Ohio            34-1406303
(State or Other Jurisdiction of    (I.R.S. Employer Identification No.)
Incorporation or Organization)

457 Broadway
Lorain, Ohio 44052-1769
(440) 244-6000
(Address of Principal Executive Offices, including Zip Code)

LNB Bancorp, Inc. Amended and Restated 2006 Stock Incentive Plan
(Full Title of the Plan)

Daniel E. Klimas President and Chief Executive Officer LNB Bancorp, Inc. 457 Broadway Lorain, Ohio 44052-1769 (440) 244-6000 (Name, address and telephone number, including area code, of agent for service)	Copy to: Kristofer K. Spreen Calfee, Halter & Griswold LLP The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114 (216) 622-8200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ___         Accelerated Filer ___

Non-accelerated Filer _X_         Smaller Reporting Company ___
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value $1.00 per share (1)	200,000 shares	$7.99 (3)	$1,598,000 (3)	$217.97

(1)
Each Common Share includes a Series A Voting Preferred Share Purchase Right (a “Right” and, together with each other Right, the “Rights”) to purchase one one-hundredth of a Series A Voting Preferred Share, without par value, of LNB Bancorp, Inc. (the “Company” or the “Registrant”) under the Company’s Rights Agreement, dated as of October 25, 2010, between the Company and Registrar and Transfer Company, as Rights Agent. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Shares.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional Common Shares as may be issued or become issuable under the terms of the Registrant’s Amended and Restated 2006 Stock Incentive Plan (the “Plan”), in order to prevent dilution resulting from any stock split, stock dividend, or similar transaction.

(3)
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price of the Common Shares of LNB Bancorp, Inc. reported on The Nasdaq Stock Market on March 4, 2013.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 is filed to register the offer and sale of an additional 200,000 common shares of the Registrant, par value $1.00 per share (the “Common Shares”), to be issued under the LNB Bancorp, Inc. Amended and Restated 2006 Stock Incentive Plan (the “Plan”). Accordingly, pursuant to General Instruction E to Form S-8, the contents of the registrant’s Registration Statement on Form S-8 filed on April 28, 2006 (Commission File No. 333-133621) registering 600,000 Common Shares for issuance under the Plan is hereby incorporated by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(ii)	The Company’s Current Report on Form 8-K filed with the Commission on March 1, 2013;

(iii)
The description of the Common Shares contained in the Company’s registration statement on Form 8-A filed with the Commission on February 14, 1985, including any amendment or report filed for the purpose of updating such description; and

(iv)
The description of the Rights contained in the Company’s registration statement on Form 8-A filed with the Commission on October 25, 2010, including any amendment or report filed for the purpose of updating such description;

other than the portions of such documents that, by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, other than the portions of such documents that by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.    Indemnification of Directors and Officers.

Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:
(E)(1)     A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.
(2)     A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:
(a)     Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
(b)     Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.
(3)     To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4)     Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:
(a)     By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;
(b)     If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;
(c)     By the shareholders; or
(d)     By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.
Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.
(5)(a)     Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:
(i)     Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;
(ii)     Reasonably cooperate with the corporation concerning the action, suit, or proceeding.
 (b)     Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6)     The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.
(7)     A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.
(8)     The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),(6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5),(6) or (7).
(9)     As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.
The Company’s directors and officers also may be indemnified by the Company pursuant to Article VI of the Company’s Amended Code of Regulations, which provides as follows:
SECTION 1. Definitions.
For purposes of this Article, the following words and phrases shall have the meanings designated below:
(a) “Claim” means, with respect to any Indemnified Individual, any and all threatened, pending or completed claims, actions, suits or proceedings (whether civil, criminal, administrative, investigative or otherwise and whether under State or Federal law) and any and all appeals related thereto; and

 (b) “Indemnified Individual” means, subject to Section 8 of this Article, such of the following as the board of directors may determine (by a majority vote of a quorum of disinterested directors): all past, present and future shareholders, directors, officers, employees and other agents of the Company acting in any capacity at the request of or on behalf of the Company; and
(c) “Liabilities” means any and all judgments, decrees, fines, investigation costs, penalties, expenses, fees, amounts paid in settlement, costs, losses, expenses (including, but not limited to, attorneys’ fees and court costs), charges, and any other liabilities actually and reasonably incurred by an Indemnified Individual with respect to any Claim, either before or after final disposition of the Claim.
SECTION 2. Indemnification for Third-Party Claims.
To the fullest extent authorized or permitted by law, the shareholders hereby determine that the Company shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim (other than a Claim by or in the right of the Company), under which the Indemnified Individual is a party or participant because of actions or omissions of the Company or of the Indemnified Individual or of any shareholder, director, officer, employee, agent or other person acting in any capacity at the request of or on behalf of the Company, if such Indemnified Individual has acted in good faith and in a manner the Indemnified Individual reasonably believed to be in and not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if the Indemnified Individual had no reasonable cause to believe the Indemnified Individual’s conduct was unlawful; provided, however, that (unless otherwise determined by a majority vote of a quorum of disinterested directors) the Company shall not indemnify or save harmless an Indemnified Individual for such person’s willful misconduct.
SECTION 3. Indemnification for Claims by or in the Right of the Company.
To the fullest extent authorized or permitted by law, the shareholders hereby determine that the Company shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim by or in the right of the Company, under which the Indemnified Individual is a party or participant because of actions or omissions of the Company or of the Indemnified Individual or of any shareholder, director, officer, employee, agent or other person acting in any capacity at the request of or on behalf of the Company, if the Indemnified Individual acted in good faith and in a manner the Indemnified Individual reasonably believed to be in (or not opposed to) the best interests of the Company; provided, however, that the Company shall not indemnify or save harmless an Indemnified Individual for (i) such person’s adjudicated negligence or misconduct in the performance of the Indemnified Individual’s duty to the Company, or (ii) a violation of Section 1701.95 of the Ohio Revised Code.
SECTION 4. Release from Liability and Contribution.
To the fullest extent authorized or permitted by law, no Indemnified Individual shall be liable to the Company or to any other person and no Claim shall be maintained against any Indemnified Individual by the Company (or, for the Company’s benefit, by any other shareholder) because of any action or omission (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors) of such Indemnified Individual in any capacity at the request of or on behalf of the Company; provided, however, that an Indemnified Individual shall be liable to the Company for the Indemnified Individual’s willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors. To the fullest extent authorized or permitted by law, no Indemnified Individual shall be responsible for or be required to contribute to the payment of any Liabilities incurred by the Company or by any other Indemnified Individual because of the actions or omissions (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors) of any Indemnified Individual serving in any capacity at the request of or on behalf of the Company; provided, however, that an Indemnified Individual shall be liable to the Company and to any other Indemnified Individual for the Indemnified Individual’s willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors.
SECTION 5. Subrogation.
To the extent of any payment by the Company under this Article, the Company: (i) shall be subrogated to all the Indemnified Individual’s rights of recovery from any other person and, as a condition precedent to any indemnification or other rights under this Article, such Indemnified Individual shall execute all reasonable documents and take all reasonable actions requested by the Company to implement the Company’s right of subrogation, and (ii) hereby waives any right of subrogation against or contribution from an Indemnified Individual.
SECTION 6. Insurance and Similar Protection.
Whether or not the indemnification, release and other provisions of Section 2, Section 3 or Section 4 of this Article apply, the Company may purchase and maintain insurance upon and/or furnish similar protection (including, but not limited to: trust funds, letters of credit and self-insurance) for any Indemnified Individual to cover any Liabilities such Indemnified Individual might incur from the exercise of the Indemnified Individual’s duties for the Company or from such Indemnified Individual’s capacity as an agent or representative of the Company.
SECTION 7. Other Rights.
The provisions of this Article shall be in addition to and shall not exclude or limit any rights or benefits to which any Indemnified Individual is or may be otherwise entitled: (a) as a matter of law or statute; (b) by the Company’s Second Amended Articles of Incorporation, Amended Code of Regulations or any bylaws; (c) by any agreement; (d) by the vote of shareholders or directors; or (e) otherwise.
SECTION 8. Conditions and Limitations.
(a) As a condition precedent to the indemnification, release and/or performance of any other obligation of the Company under this Article, the Indemnified Individual must first: (1) promptly notify the President or Corporate Secretary of the Company of any actual or potential Claim; and (2) authorize and permit the Company, in its sole discretion, to choose any legal counsel to defend and otherwise handle the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (3) permit the Company to assume total, complete and exclusive control of the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (4) in all respects, cooperate with the Company and its counsel in the defense of the Claim and in the prosecution of any counter-claims, cross-claims and defenses.
(b) At the Company’s option, the Company’s obligations under this Article may cease and terminate (without notice or demand): (i) if the Indemnified Individual is an employee of the Company, upon termination of the Indemnified Individual’s employment with the Company, or (ii) if the Indemnified Individual is a director or officer, upon removal of such director or officer for cause (as determined by the board of directors) in accordance with the Amended Code of Regulations.

The Company has entered into employment agreements with certain of its officers which provide for indemnification for matters relating to such officer’s good faith actions or omissions arising from the performance of such officer’s duties thereunder. Indemnification pursuant to such agreements is conditioned upon such officer (a) notifying the Company of any actual or potential claims, (b) authorizing and permitting the Company, in its sole discretion, to choose any legal counsel to defend or otherwise handle the claims and all proceedings and matters relating thereto, (c) permitting the Company to assume total, complete and exclusive control of the claims and all proceedings and matters relating thereto and (d) cooperating in all respects with the Company in handling the claims and all proceedings and matters related thereto.
The Company carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 8.    Exhibits.

The exhibits listed on the accompanying Exhibit Index are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lorain, State of Ohio, this 7th day of March, 2013.

LNB BANCORP, INC.

By:	/s/ Daniel E. Klimas
Daniel E. Klimas
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of LNB Bancorp, Inc., hereby severally constitute and appoint James R. Herrick, Daniel E. Klimas and Gary J. Elek, and each of them singly, our true and lawful attorneys-in-fact with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable LNB Bancorp, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Daniel E. Klimas Daniel E. Klimas	President, Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2013
/s/ Gary J. Elek Gary J. Elek	Chief Financial Officer (Principal Financial and Accounting Officer)	March 7, 2013
/s/ James R. Herrick James R. Herrick	Chairman and Director	March 7, 2013
___________________ Robert M. Campana	Director	March 7, 2013
__________________ J. Martin Erbaugh	Director	March 7, 2013
/s/ Terry D. Goode Terry D. Goode	Director	March 7, 2013
/s/ Lee C. Howley Lee C. Howley	Director	March 7, 2013
/s/ Daniel G. Merkel Daniel G. Merkel	Director	March 7, 2013
/s/ Thomas P. Perciak Thomas P. Perciak	Director	March 7, 2013
/s/ Jeffrey F. Riddell Jeffrey F. Riddell	Director	March 7, 2013
/s/ John W. Schaeffer, M.D. John W. Schaeffer, M.D.	Director	March 7, 2013
/s/ Donald F. Zwilling Donald F. Zwilling	Director	March 7, 2013

EXHIBIT INDEX

Exhibit Number	Description
4.1 (1)	Second Amended and Restated Articles of Incorporation of the Company.
4.2 (2)	Certificate of Amendment to the Amended Articles of Incorporation, filed with the Ohio Secretary of State on December 11, 2008.
4.3 (3)	Certificate of Amendment to Amended Articles of Incorporation, filed with the Ohio Secretary of State on October 25, 2010.
4.4 (4)	Amended Code of Regulations of the Company.
4.5 (5)
Rights Agreement, dated as of October 25, 2010, between the Company and Registrar and Transfer Company, as Rights Agent, including the Form of Right Certificate and the Summary of Rights to Purchase Preferred Shares.

5.1 *	Opinion of Calfee, Halter & Griswold LLP, counsel to the Company.
23.1 *	Consent of Plante & Moran, PLLC.
23.2 *	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1).
99.1 (6)	LNB Bancorp, Inc. Amended and Restated 2006 Stock Incentive Plan.
_______________

(1)	Previously filed with the Commission as Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 000-13203) and incorporated herein by reference.

(2)	Previously filed with the Commission as Exhibit 3.1 of the Company’s Form 8-K filed on December 17, 2008 (File No. 000-13203) and incorporated herein by reference.

(3)	Previously filed with the Commission as Exhibit 3.1 of the Company’s Form 8-K filed on October 25, 2010 (File No. 000-13203) and incorporated herein by reference.

(4)	Previously filed with the Commission as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 16, 2007 (File No. 000-13203) and incorporated herein by reference.

(5)	Previously filed with the Commission as from Exhibit 4.1 of the Company’s Form 8-K filed on October 25, 2010 (File No. 000-13203) and incorporated herein by reference.

(6)	Previously filed with Commission as Exhibit 10.1 to the Company’s Form 8-K filed on May 3, 2012 (File No. 000-13203) and incorporated herein by reference.

*	Filed herewith.